                                                                       EXHIBIT C

                   IN THE CIRCUIT COURT OF THE STATE OF OREGON

                           FOR THE COUNTY OF MULTNOMAH

State ex rel. STILWELL ASSOCIATES, L.P., ) Case No. 01-02-01777
                                         )
                           Plaintiff,    ) AFFIDAVIT OF NANCIE POTTER ARELLANO
                                         ) IN SUPPORT OF DEFENDANT'S MOTION
         vs.                             ) TO COMPEL PRODUCTION OF DOCUMENTS
                                         )
CHARLES HENRY ROUSE,                     )
                                         )
                           Defendant.    )

STATE OF OREGON         )
                        )SS.
County of Multnomah     )

     I, Nancie Potter Arellano, being first duly sworn, depose and say:

     1. I am one of the attorneys for defendant  Charles Henry Rouse  ("Rouse").
The facts stated below are based upon my personal  knowledge or upon my personal review of records maintained by my office in the regular course of business.

     2.  Throughout  this case I have discussed  with John Neupert,  counsel for relator  Stilwell  Associates,  L.P.,  ("Stilwell")  my sense that his  client's allegation that Rouse moved to Portland before the end of 2000 has absolutely no basis in  fact.  I told  Mr.  Neupert  that I would  need to  depose  Stilwell's principal, Joseph Stilwell, on this subject. In fact, we discussed the matter at some length,  with Mr. Neupert insisting that his client should not have to come to Portland to be deposed because "he doesn't know any facts about the case"; as best I recall, this is a highly accurate paraphrase if not a completely accurate quotation.  Mr. Neupert told me that his client had relied upon an investigation done by his New York lawyer, Mr. Neupert's  co-counsel,  Spencer Schneider,  for the  allegations  in the  Complaint.  As best I  recall,  he also told me that I should first depose the private investigator,  because then I would realize that
I would not need to depose Mr. Stilwell himself.

     3. At my request, Stilwell produced the investigator,  Max Whittington, for a deposition.  Selected excerpts from Mr. Whittington's testimony under oath are attached to this  affidavit  as Exhibit 1. The  testimony  reveals that the only basis for Mr.  Whittington's  conclusion  that  Rouse  moved  from Baker City to
Portland before the end of 2000 was a telephone  conversation he had in January,
2001 with "Sheryl at the [Oregon]  Tourism Board" that gave him the "impression"
that Rouse had moved to Portland in  December  before  leaving for a vacation in
Australia,  but he  "couldn't  say that for sure."  (Whittington  Depo.,  p. 23, lines10-14;  p. 24,  line 18- p. 25, line 8; p. 25, line 17; p. 26, line 3.) Mr.
Whittington  did not  even  make a note  about  this  subject,  although  he was specifically  trying to  determine  when Rouse moved to Portland.  (Id.,  p. 21, lines 14-17; p. 24, lines 18-25; p.27, lines 11-15.)

     4. All of the documentary evidence produced by Rouse confirms that he moved to Portland in January,  2001,  after he returned from his vacation.  His fellow
Oregon Trail  Financial  Corp.  directors have all been deposed,  and not one of them testified that Rouse moved to Portland before January, 2001.

     5.  Immediately  after Mr.  Whittington  left his May 16, 2001 deposition I remarked to Mr.  Neupert  that I found it hard to believe  that he had filed the
Complaint and continued to press the case if Mr. Whittington's testimony was the sole basis for the  allegation  that Rouse moved to Portland in December,  2000.
Mr. Neupert told me that there was at least one more witness,  but that he would not identify the witness or give me any other information  because that was part of  "Spencer's  investigation  file." On May 22, 2001 I served a formal  request upon Stilwell for the production of "Spencer Schneider's investigation file."

     6. The May 22 request  (Defendant's  second formal request) also includes a request for documents regarding fact witnesses or, in the alternative, a list of such witnesses. Mr. Neupert and I had previously agreed that I would not have to formally  request the  documents or the list,  and that he would produce them in response to an informal request.  I confirmed this agreement in a letter sent to
Mr.  Neupert by  facsimile on April 19. A true copy of the letter is attached to this affidavit as Exhibit 2. I only served the formal request in May because Mr.
Neupert did not respond to the April 19 letter.

     7. A true copy of Defendant's  First Request for Production of Documents is
attached  to this  affidavit  as  Exhibit  3. I do not  have a copy of a  formal response in my file.

     8. A true copy of Defendant's Second Request for Production of Documents is
attached to this affidavit as Exhibit 4.

     9. A true copy of  Relator's  Response to  Defendant's  Second  Request for
Production of Documents is attached to this affidavit as Exhibit 5.

     10. Mr.  Neupert  has  repeatedly  advised me that his client does not know anything  about the facts  underlying his lawsuit except for what the client has been told by Mr. Schneider.

                                              /s/ Nancie Potter Arellano
                                              ---------------------------------
                                              Nancie Potter Arellano

Subscribed and sworn to before me this 21st day of June, 2001.

                                              /s/ Lillian E. Erwin
                                              ---------------------------------
                                              Notary Public for Oregon
                                              My Commission Expires:  09/17/01